SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 21, 2005
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On November 3, 2005, the Compensation Committee (the “Committee”) of United Bankshares, Inc. (the “Company”) met (the “Compensation Meeting”) to review the performance of the Company for 2005, to establish the 2006 base salaries for the Chief Executive Officer and the other executive officers, to determine the cash incentive awards for the Company’s executives for 2005, and to determine the number of stock options to grant to the Company’s officers and employees under the Company’s 2001 Incentive Stock Option Plan.
     The Company’s Executive Compensation program consists of three basic components: (1) base salary; (2) short-term cash incentives; and (3) long-term stock incentives. The Committee is responsible for the administration of the Company’s Executive Compensation programs, which includes recommending to the Board of Directors base salary levels, short-term cash incentives and long-term stock incentives for all executive officers of the Company. The Committee’s Executive Compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company’s annual and long-term performance goals and assist in attracting and retaining qualified executives. The Company’s compensation policies will be discussed in detail in the Report of the Compensation Committee included in the Company’s 2006 proxy statement.
Compensation of the Chief Executive Officer
     At the Compensation Meeting, the Committee recommended a new base salary for 2006, a short-term cash incentive for 2005, and a grant of stock options under the Company’s 2001 Incentive Stock Option Plan for Richard M. Adams, the Chairman of the Board of Directors and the Chief Executive Officer of the Company. In determining the compensation for Mr. Adams, the Committee considered the financial performance of the Company, information relating to compensation paid to Chief Executive Officers of peer banks, and the individual performance of Mr. Adams. A more detailed explanation of the factors considered when determining Mr. Adams’ compensation will be set forth in the Compensation Committee Report in the 2006 Proxy Statement. The following table sets forth the Committee’s recommendations to the Board of Directors for Mr. Adams’ compensation:

			Number of
			Securities
			Underlying
	2006 Base	2005 Cash	Incentive Stock
Name/Position	Salary	Incentive	Options Granted (#)
Richard M. Adams Chairman of the Board of Directors and Chief Executive Officer	$650,000	$385,000	30,000

     These recommendations were presented to the Board of Directors for approval at its meeting on November 21, 2005. The Board of Directors approved the recommendations of the Committee.
     The cash incentive will be paid in January of 2006, and the stock options were granted on the opening bid price on November 3, 2005 of $37.19.

Compensation of the Named Executive Officers Other than the Chief Executive Officer
     At the Compensation Meeting, the Committee reviewed recommendations by the Chief Executive Officer relating to base salary for 2006, short-term cash incentives for 2005, and grants of stock options under the Company’s 2001 Incentive Stock Option Plan for the Company’s named executive officers. In reviewing the recommendations, the Committee considered (i) the financial performance of the Company and (ii) a presentation by the Chief Executive Officer. The Chief Executive Officer based his presentation and recommendations on an analysis of personal performance ratings of the named executive officers, peer group data obtained from outside consultants, and the Chief Executive Officer’s evaluation of the named executive officers.
     Based on its review of this analysis, the Committee approved the following compensation for named executive officers of the Company who had been reported in the 2005 proxy statement and those who are expected to be named executive officers in the 2006 proxy statement:

			Number of Securities
			Underlying Incentive
	2006 Base	2005 Cash	Stock Options
Name/Position	Salary	Incentive	Granted (#)
Steven E. Wilson Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$257,348	$112,500	15,000
James J. Consagra, Jr. Executive Vice President	225,000	80,000	10,000
Kendal E. Carson Executive Vice President	227,000	70,000	10,000
James B. Hayhurst, Jr. Executive Vice President	217,350	66,500	10,000

     These recommendations were presented to the Board of Directors for approval at its meeting on November 21, 2005. The Board of Directors approved the recommendations of the Committee.
     All cash incentives will be paid in January of 2006. The stock options were granted on the opening bid price on November 3, 2005 of $37.19.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.
Date: November 23, 2005	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice
President, Treasurer, Secretary and Chief Financial Officer